EXHIBIT 99.1 – Press release

For Immediate Release
January 14, 2010

Peoples Educational Holdings, Inc. Reports Second Quarter Results

Saddle Brook, New Jersey, January 14, 2010 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced  financial results for the three and six months  ended November 30, 2009.

Net revenue for the quarter was $7.3 million, a decrease of 12% from the same period in the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $4.9 million, a decline of $1.2 million from the prior year. College Preparation revenue for the period was $2.0 million, a decline of $0.2 million.  In addition, $0.4 million of revenue was generated from our new Literacy product offerings, which was launched in March 2009.  Net loss for the quarter was $0.3 million, an increase of $83,000 over the prior year.  Basic and diluted net loss per share was $0.07, compared to a loss of $0.05 in the prior year.  Non-GAAP net income, which excludes non-recurring costs, and adjusts for the difference between prepublication expenditures and amortization was, $29,000, or $0.01 per share, compared to a Non-GAAP net loss of $36,000 or $0.01 per share in the prior year (see Exhibit 1).

Net revenue for the six months ended November 30, 2009 was $22.1 million, a decline of 9% from the same period in the prior year. Test Preparation, Assessment and Instruction revenue was $11.2 million, a 12% year-over-year decline, while College Preparation revenue was $9.6 million, a decline of 17%.  Revenue generated from our Literacy products was $1.3 million.  Net income for the period was $1.2 million; an increase of 5% over the prior year and earnings per share was $0.26, a $0.01 improvement over the prior year.  Non-GAAP net income for the six month period was $1.9 million, or $0.42 per share compared to $1.5 million or $0.33 per share in the prior year.

Financial Highlights for the Six Months Ended November 30, 2009

•	Net income increased 5% and Non-GAAP net income increased 27% on a year-over-year basis, despite a decline in revenue.
•
Free Cash Flow (cash provided by operating activities reduced by expenditures for prepublication cost, equipment and intangibles, see Exhibit 2) for the six months continues to be strong at $5.3 million.

•	Gross Profit as a percentage of revenue, increased from 38.8% to 41.6%, primarily due to a decline in Prepublication Cost Amortization and revenue mix.
•	General and Administrative expenses declined 1.3% from the prior year to $2.4 million.
•	Bank Debt declined by $2.0 million on a year-over-year basis.
•
Interest Expense for the period was $160,000 a decrease of 63.4% compared to the prior year.  The decrease is due to lower average outstanding debt, lower interest rates, and $79,000 of income from the fair value adjustment of our swap agreement.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “The K-12 instructional materials market continues to be challenging due to the budgetary pressures on state and local governments.  Although we are disappointed with our revenue decline for the six months ended November 30, 2009 compared to the prior year, I am pleased that we were able to manage our business well and deliver net income and non-GAAP net income that exceeded the prior year results.  Free Cash Flow remains strong, and we continue to lower our bank debt.  Despite the soft economy, we continue to invest strongly in the rollout of new product, with an emphasis on our new on-line product, the ePath Knowledge Suite.

“Based on our year-to-date results and our forecast for the balance of the year, we are reaffirming our net income, non-GAAP net income and free cash flow guidance. We continue to expect net income of $0.5 million to $0.9 million or $0.11 to $0.20 per basic share, non-GAAP net income to be between $0.7 million and $1.1 million or $0.16 to $0.25 per basic share and positive Free Cash Flow to range between $2.0 million to $2.5 million. However, based on the market outlook for K-12 instructional materials, we are adjusting our full year revenue guidance to between $36 million and $38 million, from the previous guidance of between $37 million and $39 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc., believes presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these Non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, January 14, 2010, at 5:00 pm Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer and Michael DeMarco, Executive Vice President and Chief Financial Officer.  A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call, through the investor relations section of our web site at www.peopleseducation.com.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
•
Test Preparation and Assessment: We create and sell state-customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 1-12.

•
Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments, for Grades 1-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy
•
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
•
We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.  We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ 07663
Investor Contact: James Kautz
Phone: 888-654-5318
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands-Except Share Data)

	UNAUDITED		UNAUDITED
	November 30, 2009	May 31, 2009	November 30, 2008
ASSETS

Current Assets
Cash and Cash Equivalents	$118	$42	$36
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,203	2,842	2,816
Inventory, Net	4,047	4,219	4,009
Prepaid Expenses and Other	347	323	401
Prepaid Marketing Expenses	617	862	1,096
Deferred Income Taxes	708	1,092	661
Total Current Assets	8,040	9,380	9,019

Equipment - At Cost, Less Accumulated Depreciation
of $2,358, $2,241 and $2,142, respectively	319	387	511

Other Assets
Deferred Prepublication Costs, Net	12,233	13,466	14,588
Deferred Income Taxes	700	1,006	1,250
Trademarks, Net	188	170	192
Prepaid Expenses and Other	224	273	272
Prepaid Marketing Expenses	—	—	247
Total Other Assets	13,345	14,915	16,549

Total Assets	$21,704	$24,682	$26,079

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current Maturities of Long Term Obligations	$2,012	$2,034	$2,044
Accounts Payable	5,392	3,998	6,980
Accrued Compensation	155	170	155
Other Accrued Expenses	557	855	276
Deferred Revenue	375	278	486
Total Current Liabilities	8,491	7,335	9,941

Long Term Obligations, Less Current Maturities	6,528	11,854	8,458

Total Liabilities	15,019	19,189	18,399

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued:
4,478,434, 4,478,434 and 4,470,734 shares, respectively	90	90	89
Additional Paid In Capital	8,094	8,060	8,034
Accumulated Deficit	(1,435)	(2,593)	(379)
Treasury Stock - 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	6,685	5,493	7,680

Total Liabilities and Stockholders' Equity	$21,704	$24,682	$26,079

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Revenue, Net	$7,305	$8,279	$22,054	$24,276

Cost of Revenue
Direct Costs	2,727	3,102	10,141	11,509
Prepublication Cost Amortization	1,328	1,694	2,728	3,352
Total	4,055	4,796	12,869	14,861

Gross Profit	3,250	3,483	9,185	9,415

Selling, General and Administrative Expenses	3,640	3,629	7,150	7,219

Income (Loss) from Operations	(390)	(146)	2,035	2,196

Other Expenses, Net	3	9	14	17
Interest Expense	65	208	160	437

Income (Loss) Before Income Taxes	(458)	(363)	1,861	1,742

Income Tax Expense (Benefit)	(155)	(143)	703	639

Net Income (Loss)	$(303)	$(220)	$1,158	$1,103

Net Income (Loss) per Common Share:
Basic	$(0.07)	$(0.05)	$0.26	$0.25
Diluted	$(0.07)	$(0.05)	$0.26	$0.25

Weighted-average Number of
Common Shares Outstanding:
Basic	4,462	4,455	4,462	4,455
Diluted	4,462	4,455	4,465	4,455

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Six Months Ended
	November 30,
	2009	2008
Cash Flows From Operating Activities
Net Income	$1,158	$1,103
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	117	148
Amortization of Prepublication Costs and Intangible Assets	2,735	3,357
Stock-Based Compensation	34	21
Market Value Adjustment of Interest Rate Swap	(79)	25
Deferred Income Taxes	690	649
Changes in Assets and Liabilities
Accounts Receivable	639	848
Inventory	172	385
Prepaid Expenses and Other	25	(6)
Prepaid Marketing Expenses	245	(19)
Accounts Payable and Accrued Expenses	1,081	1,911
Deferred Revenue	97	11
Net Cash Provided By Operating Activities	6,914	8,433

Cash Flows From Investing Activities
Purchases of Equipment	(49)	(93)
Expenditures for Intangibles	(25)	(6)
Expenditures for Prepublication Costs	(1,495)	(2,740)
Net Cash Used In Investing Activities	(1,569)	(2,839)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(4,247)	(4,591)
Principal Payments On Long-Term Debt	(1,022)	(1,020)
Net Cash Used In Financing Activities	(5,269)	(5,611)

Net Increase (Decrease) in Cash and Cash Equivalents	76	(17)

Cash and Cash Equivalents
Beginning of Period	42	53
End of Period	$118	$36

Supplemental Cash Flow Information
Cash Payments for:
Interest	$252	$410

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)
(In Thousands - Except Share Data)
	Three Months Ended		Six Months Ended
	11/30/2009	11/30/2008	11/30/2009	11/30/2008
Net Income (Loss)	$(303)	$(220)	$1,158	$1,103
Amortization of Prepublications Costs	1,328	1,694	2,728	3,352
Cash Expenditures for Prepublication Costs	(761)	(1,425)	(1,495)	(2,740)
Market Value Adjustment of Interest Rate Swap	(40)	37	(79)	25
Adjusted Income Tax Benefit	(195)	(122)	(427)	(255)
Non-GAAP Net Income (Loss)	$29	$(36)	$1,885	$1,485

Basic Weighted Shares Outstanding	4,462	4,455	4,462	4,455

Non-GAAP Earnings Per Share	$0.01	$(0.01)	$0.42	$0.33

Exhibit 2

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(In Thousands)
	Three Months Ended		Six Months Ended
	11/30/2009	11/30/2008	11/30/2009	11/30/2008
Net Cash Provided By Operating Activities	$2,378	$2,713	$6,914	$8,433
Cash Expenditures for Equipment and Intangibles	(36)	(37)	(74)	(99)
Cash Expenditures for Prepublication Costs	(761)	(1,425)	(1,495)	(2,740)
Free Cash Flow	$1,581	$1,251	$5,345	$5,594